As filed with the Securities and Exchange Commission on November 25, 1996
                                                  Registration No:  33-
       -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                               MEDIA GENERAL, INC.

             (Exact name of registrant as specified in its charter)


   Commonwealth of Virginia                                  54-0850433
 (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification No.)

333 East Grace Street, Richmond, Virginia          23219
(Address of principal executive offices)         (Zip Code)


                      1996 NON-QUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)


                GEORGE L. MAHONEY, General Counsel and Secretary
                               Media General, Inc.
                              333 East Grace Street
                            Richmond, Virginia 23219
                     (Name and address of agent for service)
                                 (804) 649-6029
          (Telephone number, including area code, of agent for service)

                                            CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                Amount            Proposed Maximum        Proposed Maximum
  Title of Securities           to be              Offering Price            Aggregate        Amount of Registration
   to be Registered           Registered             Per Share*           Offering Price*             Fee*
---------------------------------------------------------------------------------------------------------------------
                                                 130,400 shares at
Class A Common Stock           1,000,000         $31.8125 per share;       $ 31,323,350           $ 9,492.00
                                                 869,600 shares at
                                                 $ 31.25 per share.
=====================================================================================================================

* The registration fee is based on 130,400 shares of Class A Common Stock, as to which options were granted on January 30, 1996 at an exercise price of $31.8125 per share, and on 869,600 shares of Class A Common Stock, which are the subject of ungranted options, having a market value of $ 31.25 per share as of November 21, 1996.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         There are hereby incorporated by reference in this registration statement the following documents heretofore filed with the Securities and Exchange Commission (the "Commission");

         (a) The Annual Report on Form 10-K of Media General, Inc. ("Media General") for the fiscal year ended December 31, 1995;

         (b)(1) The Quarterly Reports on Form 10-Q of Media General for the quarters ended March 31, 1996, June 30, 1996, and September 29, 1996;

         (b)(2) The Current Report on Form 8-K/A of Media General dated January 4, 1996;

         (c) The description of Media General's Class A Common Stock, $5.00 par value per share ("Common Stock") set forth under the caption "Description of the Common Stock" in the Prospectus, included in the Registration Statement on Form S-3 of Media General (File No. 33-26853).

         All documents subsequently filed by Media General pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

         Legal matters in connection with the issuance and sale of the securities offered hereby will be passed upon for Media General by George L. Mahoney, General Counsel and Secretary. As of November 22, 1996, Mr. Mahoney owned 3,491* shares of Common Stock. He also held options to purchase 9,300 shares of Common Stock at prices ranging from $27.625 to $31.8125, with expiration dates ranging from January 26, 2004 to January 30, 2006.

Item 6.  Indemnification of Directors and Officers.

         Section 13.1-697 of the Virginia Stock Corporation Act authorizes Media General to indemnify directors in certain circumstances against liabilities, including expenses, incurred while acting in such capacity; provided, generally, that any such indemnified director acted in good faith and in a manner he or she believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 13.1-702 of the Virginia Stock Corporation Act authorizes Media General to indemnify officers to the same extent as directors.

----------
*Excludes shares purchased by the Media General Thrift Plan for Mr. Mahoney's account in 1996 not yet reported to Plan participants.

         Article IV of the Articles of Incorporation of Media General provides that Media General shall indemnify each of its directors and officers, and the directors and officers of its subsidiaries, against liabilities incurred in connection with any actual or threatened suit or proceeding brought because of being or having been such a director or officer; provided there shall be no indemnification if such director or officer is adjudged liable because of willful misconduct, bad faith, gross negligence or reckless disregard of such person's duties. In the event of a settlement or a proceeding in which no determination is made as to any of the foregoing types of misfeasance, Media General shall indemnify the subject director or officer if a disinterested majority of the Board of Directors (acting in certain cases upon the written advice of counsel) find that such director or officer had no liability by reason of misfeasance and the payments sought are reasonable. Media General carries directors' and officers' liability insurance.

Item 8.  Exhibits.

         The Exhibit Index on page 6 of this registration statement lists the exhibits that are filed as part of this registration statement.

Item 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this statement or any material change to such information in this registration statement;

         Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on the 22nd day of November 1996.

                                      MEDIA GENERAL, INC.


                                      By: /s/ J. STEWART BRYAN III
                                         ---------------------------------
                                         J. Stewart Bryan III
                                         Chairman, President, and
                                         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                Title                                       Date
---------                                -----                                       ----

/s/ J. STEWART BRYAN III
-------------------------------------
J. Stewart Bryan III                     Chairman of the Board and Chief             November 22, 1996
                                         Executive Officer

-------------------------------------
D. Tennant Bryan                         Chairman of the Executive Committee         November 22, 1996
                                         and Director
/s/ JAMES S. EVANS
-------------------------------------
James S. Evans                           Vice Chairman and Director                  November 22,  1996

/s/ MARSHALL N. MORTON
-------------------------------------
Marshall N. Morton                       Senior Vice President and Chief             November 22, 1996
                                         Financial Officer
/s/ STEPHEN Y. DICKINSON
-------------------------------------
Stephen Y. Dickinson                     Controller                                  November 22, 1996

/s/ ROBERT P. BLACK
-------------------------------------
Robert P. Black                          Director                                    November 22, 1996

/s/ CHARLES A. DAVIS
-------------------------------------
Charles A. Davis                         Director                                    November 22, 1996

/s/ ROBERT V. HATCHER, JR.
-------------------------------------
Robert V. Hatcher, Jr.                   Director                                    November 22, 1996

/s/ JOHN G. MEDLIN, JR.
-------------------------------------
John G. Medlin, Jr.                      Director                                    November 22, 1996

/s/ WYNDHAM ROBERTSON
-------------------------------------
Wyndham Robertson                        Director                                    November 22, 1996

/s/ HENRY L. VALENTINE, II
-------------------------------------
Henry L. Valentine, II                   Director                                    November 22, 1996

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                 EXHIBIT
------                                 -------
4.1 The Amended and Restated Articles of Incorporation of Media General, Inc. (incorporated by reference to Exhibit 3.1 to Media General's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, File No. 1-6383.

4.2 Bylaws of Media General, Inc., as amended effective May 31, 1993 (incorporated by reference to Exhibit 3(ii) to Media General's Annual Report on Form 10-K for the period ended December 22, 1993, File No. 1-6383.

5 Opinion of General Counsel as to the legality of the securities being registered.

23.1        Consent of Independent Auditors.

23.2        Consent of General Counsel (included in Exhibit 5).